Exhibit 10.19

February 25, 2015

Dear Tom,

On behalf of Arcadia Biosciences, Inc., henceforth the “Company,” it is my pleasure to offer you the position of Chief Financial Officer. This letter constitutes the entire agreement relating to the terms of your employment, except for:

•                  the Severance and Change of Control Agreement between you and the Company, which will be executed concurrently with the Company’s initial public offering (“IPO”) (the “Severance Agreement”); and

•                  the Confidentiality and Invention Assignment Agreement between you and the Company (the “Confidentiality Agreement”), which must be executed as a condition of your employment.

Title and Base Salary.  Your title will be Chief Financial Officer and you will report to Eric J. Rey, President and CEO.  As of the Effective Date of your employment, March 5, 2015, your annual base salary shall be $280,000.

Bonus Compensation.  In addition to your base salary, and subject to the completion of an IPO by the Company, you will be eligible for an annual incentive cash award, as determined by the Company. For calendar year 2015, your annual incentive cash bonus shall have a target equal to 35% of your base salary as of the Effective Date.  The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

202 Cousteau Place • Suite 200• Davis, CA 95618• Tel: 530-756-7077• Fax:  530-756-7027 • Web:  www.arcadiabio.com

Equity Awards.

Initial Grant

Concurrent with the commencement of your employment with the Company, you will be granted an option to purchase 250,000 shares of common stock of the Company (“Company Common Stock”) under the terms and conditions of a Non-Qualified Stock Option Agreement. The Option shall vest and become exercisable in accordance with the schedule below:

•                  25% of the shares subject to the Option will be fully vested and exercisable effective as of February 11, 2016 (the “Initial Vesting Date”), subject to your continued service through the Initial Vesting Date, and;

•                  75% of the shares subject to the Option will vest and become exercisable in 36 equal monthly installments following the Initial Vesting Date, with the first such monthly vesting date taking place on February 29, 2016 and subsequent vesting dates on the last day of the next 35 months thereafter (with the last vesting date on January 31, 2019), subject to your continued service through the applicable vesting date.

IPO Grant

In connection with, and subject to the completion of, the Company’s IPO, if you remain employed until the completion of the IPO then, subject to the approval of the Compensation Committee, you will be granted an option to purchase Company Common Stock with a target cash value of approximately $808,000 (the “IPO Option Award”) under the Company’s 2015 Omnibus Equity Incentive Plan (the “Equity Plan”). The number of shares subject to the IPO Option Award will be determined by dividing the target value allocated to the IPO Option Award by the Black-Scholes value of a share of Company Common Stock on the date of grant.  The exercise price for the IPO Option will be the initial public offering price per share of Company Common Stock.  The IPO Option Award will be evidenced by, and subject to the provisions of, a stock option agreement in a form approved by the Compensation Committee for use with the Equity Plan.

The IPO Option Award will vest as to 1/3 of the shares subject to the option on the one- year anniversary of the date of grant and as to 1/12 of the shares subject to the option quarterly thereafter, in each case subject to your continued employment through each vesting date.

The Company may grant additional equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant.  The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.  You should be aware that you may incur federal and state income taxes as a result of your receipt or the

202 Cousteau Place • Suite 200• Davis, CA 95618• Tel: 530-756-7077• Fax:  530-756-7027 • Web:  www.arcadiabio.com vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

Other Benefits.  You will be eligible for all Company adopted benefits, under the terms and conditions of such benefit plans.  Your coverage for medical, dental, and vision benefits will become effective on the first of the month following your first thirty (30) days of employment.

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason (subject to the terms of the Severance Agreement). This at-will relationship may not be modified by any oral or implied agreement.

In accordance with the Federal Immigration Reform and Control Act of 1986, we are required to have Employment Eligibility Verification form I-9 on file.  On your first day of employment, you will be asked to provide identification needed to complete the Form I-9 requirements.

The above information represents the entire substance of Arcadia’s offer of employment to you and is contingent upon successful completion of all pre-employment checks. If all the above terms and conditions meet with your approval, please sign this letter and return it by March 2, 2015.  If this document is not returned by this date, this offer of employment shall be withdrawn.

I very much look forward to you joining the Arcadia team.  If you should have any questions, please feel free to call me.

Sincerely,

/s/ Eric J. Rey
Eric J. Rey
President & CEO

ACCEPTED BY:

/s/ Thomas P. O’Neil
Thomas P. O’Neil

February 25, 2015
Date

202 Cousteau Place • Suite 200• Davis, CA 95618• Tel: 530-756-7077• Fax:  530-756-7027 • Web:  www.arcadiabio.com